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                           CERTIFICATE OF AMENDMENT
                                      OF
                 SECOND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               MICROSURGE, INC.

                        Pursuant to Section 242 of the
               General Corporation Law of the State of Delaware
               ------------------------------------------------

     MICROSURGE, INC. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendment. The resolution setting forth the amendment is as follows:

RESOLVED:  That Section 5(a) of Article C of Article FOURTH of the Corporation's
- --------   Second Restated Certificate of Incorporation, as amended, be and hereby is amended by deleting the number "$10.00" set forth therein and inserting in lieu thereof the number "$5.00."
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        IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President

this       day of June, 1996.
    -------
                                        MICROSURGE, INC.


                                        By:
                                           -----------------------------------
                                           President